APPENDIX B

COUSINS PROPERTIES INCORPORATED
2019 OMNIBUS INCENTIVE STOCK PLAN
Contents

Section 1.Establishment, Purpose and Duration
Section 2.Definitions
Section 3.Administration
Section 4.Shares Subject to this Plan and Maximum Awards
Section 5.Eligibility and Participation
Section 6.Stock Options
Section 7.Stock Appreciation Rights
Section 8.Restricted Stock
Section 9.Restricted Stock Units
Section 10.Performance Shares
Section 11.Performance Units
Section 12.Other Stock-Based Awards and Cash-Based Awards
Section 13.Profits Interest Units
Section 14.Effect of Termination of Service
Section 15.Transferability of Awards and Shares
Section 16.Performance-Based Compensation
Section 17.Non-Employee Director Awards
Section 18.Effect of a Change in Control
Section 19.Dividends and Dividend Equivalents
Section 20.Beneficiary Designation
Section 21.Rights of Participants
Section 22.Amendment and Termination
Section 23.General Provisions

Cousins Properties Incorporated
2019 Omnibus Incentive Stock Plan

Section 1.Establishment, Purpose and Duration
1.1    Establishment. Cousins Properties Incorporated, a Georgia corporation (the “Company”), establishes an incentive compensation plan to be known as the Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan, as set forth in this document. This Plan permits the grant of various forms of equity, equity-based and cash-based awards. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3. This Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until this Plan is approved by the shareholders of the Company within twelve (12) months after its adoption by the Board.
1.2    Purpose of this Plan. The purpose of this Plan is to enable the Company and its Subsidiaries and Affiliates to attract and retain qualified individuals for positions of significant responsibility and to provide additional incentives to Participants by providing them with, among other things, an opportunity for investment in the Company.
1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years after the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.
1.4    Prior Plans. Effective as of the Effective Date, the Cousins Properties Incorporated 2009 Incentive Stock Plan (the “2009 Plan”) and the Cousins Properties Incorporated 2005 Restricted Stock Plan (the “RSU Plan”) will each be frozen and no further awards will be issued thereunder. Awards issued under the 2009 Plan and the RSU Plan shall remain outstanding and shall be administered in accordance with the terms of the 2009 Plan or the RSU Plan and the award agreements thereunder, as applicable.
Section 2.    Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” means any entity that is affiliated with the Company through stock or equity ownership or otherwise; provided that with respect to a grant of Options or Stock Appreciation Rights, “Affiliate” means any corporation or other entity in which the Company has at least a fifty percent (50%) equity ownership.
2.2    “Award” means a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Profits Interest Units or Other Stock-Based Awards, in each case subject to the terms of this Plan.
2.3    “Award Agreement” means a written agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant (including, but not limited to, the use of electronic signatures).
2.4    “Board” means the Board of Directors (or equivalent governing body) of the Company.
2.5    “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Section 12.
2.6    “Cause” means unless otherwise provided in an Award Agreement, the definition set forth in any written employment agreement between the Participant and the Company, a Subsidiary or an Affiliate, or if there is no such employment agreement, or such agreement does not define Cause, the occurrence of any of the following: (a) the Participant is convicted of, or pleads guilty to, any felony or any misdemeanor involving fraud, misappropriation or embezzlement, or the Participant confesses or otherwise admits to the Company, any of its Subsidiaries or Affiliates, any officer, agent, representative or employee of the Company or one of its Subsidiaries or Affiliates, or to a prosecutor, or otherwise publicly admits, to committing any action that constitutes a felony or any act of fraud, misappropriation, or embezzlement; or (b) there is any material act or omission by the Participant involving malfeasance or gross negligence in the performance of the Participant’s duties to the Company or any of its Subsidiaries or Affiliates to the material detriment of the Company or any of its Subsidiaries or Affiliates; or (c) the Participant breaches in any material respect any other agreement or understanding between the Participant and the Company in effect as of the time of such termination.
2.7    “Change in Control” means any one of the following events or transactions:
(a)     any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) after the Effective Date becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 30% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company; provided, however, the following transactions shall not constitute a Change of Control under this § 2.7(a): (A) any acquisition of such securities by any employee benefit plan (or a related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) an acquisition of voting securities by the Company or by any person owned, directly or indirectly, by the holders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership in Company shares, (C) any acquisition of voting securities in a transaction which satisfies the requirements of § 2.7(e)(A), § 2.7(e)(B) and § 2.7(e)(C), or (D) any acquisition directly from the Company;
(b)    during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;
(c)    the shareholders of the Company approve any dissolution or liquidation of the Company;
(d)    the consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than a transaction (A) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were Company directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the Company directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction; or
(e)    consummation by the Company of (i) any consolidation, merger, reorganization or business combination, or (ii) the acquisition of assets or stock in another entity, in each case, other than a transaction (A) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were Company directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the Company directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction.
Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, no event or condition shall constitute a Change in Control with respect to an Award to the extent that, if it were, a twenty percent (20%) additional income tax would be imposed under Section 409A of the Code on the Participant who holds such Award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (for example, if applicable, in respect of vesting without an acceleration of payment of such an Award) without causing the imposition of such twenty percent (20%) tax.
2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.9    “Commission” means the United States Securities and Exchange Commission.
2.10    “Committee” means the Compensation, Succession, Nominating, and Governance Committee of the Board or any other committee designated by the Board to administer this Plan. The members of the Committee, consisting of two or more Non-Employee Directors, shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall be (i) an independent director within the meaning of the rules and regulations of the New York Stock Exchange (or such other national securities exchange or quotation system on which the Shares may be listed or quoted) and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, or alternatively, the Committee may designate a subcommittee or establish other procedures for purposes of satisfying such requirements.
2.11    “Company” means Cousins Properties Incorporated, and any successor thereto.

2.12    “Consultant” means any individual who is engaged by the Company or a Subsidiary or Affiliate to render consulting or advisory services as an independent contractor.
2.13    “Director” means any individual who is a member of the Board.
2.14    “Dividend Equivalent” has the meaning set forth in Section 19.
2.15    “Effective Date” has the meaning set forth in Section 1.1.
2.16    “Employee” means any individual performing services for the Company or a Subsidiary or Affiliate and designated as an employee of the Company, the Affiliate or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate or Subsidiary as an independent contractor, a Consultant or an employee of an employment, leasing, consulting or temporary agency or any other entity other than the Company, Affiliate or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company, Affiliate or Subsidiary during such period.
2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.18    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.19    “Fair Market Value” means, as applied to a specific date and unless otherwise specified in an Award Agreement, the price of a Share that is equal to the closing price of a Share on the New York Stock Exchange (or, on such other national securities exchange or quotation system on which the Shares may be listed or quoted) on the date of determination, or if no sales of Shares shall have occurred on such exchange on the date of determination, the closing price of the Shares on such exchange on the most recent date on which the Shares were publicly traded. Notwithstanding the foregoing, if Shares are not traded on any established stock exchange, the Fair Market Value means the price of a Share as established by the Committee acting in good faith (and to the extent applicable, based on a reasonable valuation method that is consistent with the requirements of Code Section 409A and the regulations thereunder).
2.20    “Good Reason” means, unless otherwise provided in an Award Agreement, the definition set forth in any written employment agreement between the Participant and the Company, a Subsidiary or an Affiliate, or if there is no such employment agreement, or such agreement does not define Cause, the occurrence of any of the following:
(a)    there is a material reduction after a Change in Control, but before the end of the Participant’s Protection Period, in the Participant’s annual base salary or there is a reduction after a Change in Control, but before the end of the Participant’s Protection Period, in the Participant’s eligibility to receive any annual bonuses or other incentive compensation, such that the Participant’s eligibility to receive such bonuses or other incentive compensation is substantially different than it was immediately prior to such Change in Control, all without the Participant’s express written consent;
(b)    there is a significant reduction after a Change in Control, but before the end of the Participant’s Protection Period, in the scope of the Participant’s duties, responsibilities, or authority, or a change in the Participant’s reporting level by more than two levels (in each case, other than as a result of a mere change in the Participant’s title, if such change in title is consistent with the organizational structure of the Company or its successor following such Change in Control), all without the Participant’s express written consent;
(c)    the Company or any successor thereto, at any time after a Change in Control, but before the end of the Participant’s Protection Period (without the Participant’s express written consent), transfers the Participant’s primary work site from the Participant’s primary work site on the date of such Change in Control or, if the Participant subsequently consents in writing to such a transfer under this Agreement, from the primary work site that was the subject of such consent, to a new primary work site that is more than thirty-five (35) miles from the Participant’s then current primary work site, unless such new primary work site is closer to the Participant’s primary residence than the Participant’s then current primary work site; or
(d)    the Company or any successor thereto, after a Change in Control, but before the end of the Participant’s Protection Period (without the Participant’s express written consent), fails to continue to provide to the Participant health and welfare benefits, deferred compensation benefits, the Participant’s perquisites (other than the use of a company airplane for personal purposes), stock options, restricted stock and restricted stock unit grants, each as applicable at the time of such Change in Control, that are in the aggregate comparable in value to those provided to the Participant immediately prior to the Change in Control;
provided, however, that no such act or omission shall be treated as “Good Reason” under this § 2.20 if the Participant has refused a bona fide offer of continued employment with the Company, a Subsidiary or Affiliate thereof or the Company’s successor following the Change in Control, the terms of which offer would not amount to Good Reason in accordance with (a) through (d) above.
(e)    No act or omission shall be treated as “Good Reason” under this § 2.20 unless:
(1)    the Participant delivers to the Committee a detailed, written statement of the basis for the Participant’s belief that such act or omission constitutes Good Reason; and
(1)    the Participant delivers such statement before the later of (i) the end of the ninety (90) day period that starts on the date there is an act or omission which forms the basis for the Participant’s belief that Good Reason exists, or (ii) the end of the period mutually agreed upon for purposes of this subsection (e)(2) in writing by the Participant and the Chairman of the Committee; and
(2)    the Participant gives the Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief; and
(3)    the Participant resigns by submitting a written resignation to the Committee during the sixty (60) day period that begins immediately after the end of the thirty (30) day period described in subsection (e)(3) above if the Participant reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or
(f)    The Company states in writing to the Participant that the Participant has the right to treat any such act or omission as Good Reason under this Plan and the Participant resigns during the sixty (60) day period that starts on the date such statement is actually delivered to the Participant.
(g)    If the Participant consents in writing to any reduction described in § 2.20(a) or (b), to any transfer described in § 2.20(c) or to any failure described in § 2.20(d) in lieu of exercising the Participant’s right to resign for Good Reason and delivers such consent to the Company, the date such consent is delivered to the Company Non-Employee shall be treated under this definition as the date of a Change in Control for purposes of determining whether the Participant subsequently has Good Reason under the Plan as a result of any subsequent reduction described in § 2.20(a) or (b), any subsequent transfer described in § 2.20(c) or any subsequent failure described in § 2.20(d).
2.21    “Grant Date” means the date an Award to a Participant pursuant to this Plan is approved by the Committee (or such later date as specified in such approval by the Committee) or, in the case of an Award granted to a Non-Employee Director, the date on which such Award is approved by the Board (or such later date as specified in such approval by the Board).
2.22    “Grant Price” means the per Share price established at the time of grant of a SAR pursuant to Section 7.
2.23    “Incentive Stock Option” or “ISO” means an Award granted pursuant to Section 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.
2.24    “Non-Employee Director” means a Director who is not an Employee.
2.25    “Nonqualified Stock Option” means an Award granted pursuant to Section 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.26    “Option” means an Award consisting of a right granted to a Participant pursuant to Section 6 to purchase a specified number of Shares at a specified Exercise Price, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.
2.27    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Section 12.
2.28    “Participant” means any eligible individual as set forth in Section 5 to whom an Award is granted and includes any individual who holds an Award after the death of the original recipient.
2.29    “Partnership” means Cousins Properties LP.
2.30    “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Cousins Properties LP.
2.31    “Performance-Based Compensation” means compensation payable under an Award which is conditioned upon the achievement of performance goals based upon one or more Performance Measures as described in Section 16.

2.32    “Performance Measures” means measures, as described in Section 16.2, upon which performance goals are based pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.
2.33    “Performance Period” means the period during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.34    “Performance Shares” means an Award granted pursuant to Section 10.
2.35    “Performance Unit” means an Award granted pursuant to Section 11.
2.36    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a vesting requirement (based on continued service, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Sections 8 and 9.
2.37    “Plan” means this Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan, as the same may be amended from time to time.
2.38    “Profits Interest Unit” means an Award that is granted pursuant to Section 13.
2.39    “Protection Period” shall mean the two (2) year period which begins on the date of a Change in Control; provided, however, a resignation by the Participant shall be treated under this Plan as if made during the Participant’s Protection Period if: (a) the Participant gives the Committee the statement described in § 2.20(e) prior to the end of the thirty (30) day period that immediately follows the end of the Protection Period and the Participant thereafter resigns within the period described in such subsection (e); or (b) Company provides the statement to the Participant described in § 2.20(f) prior to the end of the thirty (30) day period that immediately follows the end of the Protection Period and the Participant thereafter resigns within the period described in such § 2.20(f).
2.40    “Restricted Stock” means Shares issued to a Participant that are subject to an Award granted pursuant to Section 8 and to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
2.41    “Restricted Stock Unit” means the right under an Award granted pursuant to Section 9 to receive at a future time one Share, or the Fair Market Value thereof, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
2.42    “Share” means a share of common stock, par value $1.00 per share, of the Company.
2.43    “Stock Appreciation Right” or “SAR” means the right under an Award granted pursuant to Section 7 to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
2.44    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than 50% of the total combined voting power of all classes of stock or comparable interests.

2.45    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.
2.46    “Termination of Service” means the following:
(a)    for an Employee, the date on which the Employee is no longer an Employee;
(b)    for a Non-Employee Director, the date on which the Non-Employee Director is no longer a member of the Board; and
(c)    for a Consultant, the date on which service as a Consultant to the Company and its Subsidiaries and Affiliates has ceased.
With respect to any payment of an Award subject to Code Section 409A, a Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A.
Section 3.    Administration
3.1    General. The Committee shall be responsible for administering this Plan, subject to this Section 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, Affiliates or Subsidiaries, and all other interested parties. Any action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2.10.
3.2    Authority of the Committee. Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan including, but not limited to, the following:
(a)    To determine from time to time which of the persons eligible under this Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;
(b)    To construe and interpret this Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;
(c)    To correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;
(d)    To approve forms of Award Agreements for use under this Plan;

(e)    To determine the Fair Market Value of a Share or whether a Change in Control shall have occurred;
(f)    To amend any Award Agreement as permitted under this Plan;
(g)    To adopt subplans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States, to Cash-Based Awards, or to awards to Non-Employee Directors (as contemplated by Section 17). Such subplans and/or special provisions shall be subject to and consistent with the terms of this Plan, except to the extent the Committee determines that different terms and conditions are necessary or desirable to comply with the laws of a jurisdiction other than and outside of the United States;
(h)    To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award;
(i)    To determine whether Awards will be settled in Shares of common stock, cash or in any combination thereof;
(j)    To determine whether Awards will provide for Dividend Equivalents;
(k)    To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under this Plan;
(l)    To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements set forth in Section 22.1 of this Plan and the requirements of Code Section 409A;
(m)    To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, “blackout” periods, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(n)    To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereafter including but not limited to forfeiture, vesting and treatment of Awards upon a Termination of Service;
(o)    To permit Participants to elect to defer payments of Awards, provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A;
(p)    To certify the satisfaction of performance goals in compliance with the requirements of Section 16; and
(q)    To issue rules and regulations for the administration of the Plan.
3.3    Delegation. To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable law and the applicable rules of a stock exchange, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities with respect to Awards granted to a Non-Employee Director or an officer (as defined in Rule 16a-1(f) of the Exchange Act); (ii) the resolution providing such authorization sets forth the total number of Awards (including Share limitations) such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
Section 4.    Shares Subject to this Plan and Maximum Awards
4.1    Number of Shares Authorized and Available for Awards. The Shares of stock subject to Awards granted under the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or its Subsidiaries or Affiliates. Subject to adjustment as provided under Section 4.4, the maximum number of Shares reserved for issuance under this Plan is 15,000,000 Shares, all of which may be granted as Incentive Stock Options. Solely for the purpose of determining the number of Shares available for Awards under this Section 4.1, the number of shares available for issuance under this Plan shall be reduced by one (1.00) Share for every one (1.00) Share granted in respect of an Award, provided however that in the case of an Award that provides for a range of potential Share payouts the Committee shall determine the extent to which the number of Shares available for issuance under this Plan shall be reduced by Shares granted in respect of such an Award.
4.2    Share Usage. In determining the number of Shares available for grant under this Plan at any time, the following rules shall apply:
(a)    All Shares subject to or with respect to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares (or with the forfeiture of Shares in connection with a Restricted Stock Award), is settled in cash in lieu of Shares, or is exchanged with the Committee’s permission, prior to the issuance of Shares, for an Award not involving Shares shall become available again for grant under this Plan.
(b)    Any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date (i) to pay the Exercise Price of an Option granted under this Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under this Plan, shall not become available again for grant under this Plan.
(c)    Any Shares that were subject to a stock-settled SAR granted under this Plan that were not issued upon the exercise of such SAR on or after the Effective Date shall not become available again for grant under this Plan.

(d)    Any Shares that were purchased by the Company on the open market with the proceeds from the exercise of a Stock Option shall not become available again for grant under this Plan.
(e)    Shares subject to Substitute Awards shall not be counted against the share reserve specified in Section 4.1, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
4.3    Annual Award Limit. Subject to adjustment as set forth in Section 4.4, the maximum aggregate grant of Shares subject to Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Profits Interest Units, and Other Stock-Based Awards payable or denominated in Shares and/or cash which may be granted to any Participant, other than a Non-Employee Director, in any fiscal year shall not exceed 1,500,000 Shares (the “Annual Award Limit”).
4.4    Adjustments. All Awards shall be subject to the following provisions:
(a)    In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 or any successor provision) or similar event that causes the per share value of Shares to change, such as a stock dividend, stock split, reverse stock split, split up, spin-off, rights offering or recapitalization through an extraordinary dividend, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares or other securities that may be issued under this Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the Exercise Price or Grant Price applicable to outstanding Awards, (iv) the Annual Award Limit, and (v) other value determinations applicable to outstanding Awards. In the event of any other change in corporate capitalization (including, but not limited to, a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FASB ASC Topic 718 or any successor provision, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment. In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.
(b)    In addition to the adjustments required and permitted under paragraph (a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any of the events described in Section 4.4(a), including, but not limited to, (i) modifications of performance goals and changes in the length of Performance Periods, or (ii) the substitution of other property of equivalent value (including, without limitation, cash, other securities and securities of entities other than the Company that agree to such substitution) for the Shares available under this Plan or the Shares covered by outstanding Awards, including arranging for the assumption, or replacement with new awards, of Awards held by Participants, and (iii) in connection with any sale of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the sale of such Subsidiary.

(c)    Any actions taken under this Section 4.4 shall be subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable. The determination of the Committee as to the foregoing adjustments set forth in this Section 4.4, if any, shall be conclusive and binding on Participants under this Plan.
4.5    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan, subject to applicable legal requirements. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Non-Employee Directors or Consultants providing services to the Company or any Subsidiary or Affiliate prior to such acquisition or combination.
4.6    No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company or any Subsidiary or Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.
4.7    Minimum Vesting Period. Any equity or equity-based Award granted under the Plan shall be subject to a minimum vesting period of not less than one year from the date such Award is granted; provided, however, that the foregoing minimum vesting period shall not apply in connection with (a) a Change in Control, (b) an Employee terminating employment due to death or disability or a Non-Employee Director ceasing service due to death or disability, (c) a Substitute Award that does not reduce the vesting period of the award being replaced, or (d) Awards, which in aggregate cover a number of Shares not to exceed five (5%) of the total number of Shares available under the Plan as of the Effective Date.
Section 5.    Eligibility and Participation
5.1    Eligibility to Receive Awards. The Committee, or its delegate pursuant to Section 3.3 of the Plan, may designate any of the following individuals as a Participant from time to time:
(a)    any officer or other Employee of the Company or any of its Subsidiaries or Affiliates;
(b)    an individual that the Company or any of its Subsidiaries or Affiliates has engaged to become an officer or other employee;
(c)    a Non-Employee Director; or

(d)    a Consultant.
The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in another year.
5.2    Participation in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.
5.3    Award Agreements. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.
Section 6.    Stock Options
6.1    Grant of Options. Subject to the terms and conditions of this Plan, Options may be granted to Participants covering such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of an Option shall be evidenced by an Award Agreement, which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.
6.2    Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be specified in the Award Agreement evidencing such Option; provided, however, the Exercise Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424), and subject to adjustment as provided for under Section 4.4.
6.3    Term of Option. The term of an Option granted to a Participant shall be determined by the Committee; provided, however, no Option shall be exercisable later than the tenth anniversary of its Grant Date. Notwithstanding the foregoing, an Award Agreement may provide that the term of an Option (other than an Incentive Stock Option) shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate an applicable law or the Participant is subject to a “black-out” period; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such law or be subject to such “black-out” period.
6.4    Exercise of Option. An Option shall be exercisable, in whole or in part, at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
6.5    Payment of Exercise Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Any Shares issued upon exercise of an Option are subject to the transfer restrictions set forth in Section 15.3. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price and the payment of applicable withholding taxes. The Exercise Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:
(a)    In cash or its equivalent,
(b)    By tendering (either by actual delivery or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price (subject to such procedures and conditions as the Committee may establish),
(c)    By a cashless (broker-assisted) exercise,
(d)    By authorizing the Company to withhold Shares otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price to the extent approved by the Committee,
(e)    By any combination of (a), (b), (c) or (d), or
(f)    By any other method approved or accepted by the Committee.
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.
6.6    Special Rules Regarding ISOs. Notwithstanding any provision of this Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:
(a)    An Incentive Stock Option may be granted only to an Employee of the Company or of any parent or subsidiary corporation (within the meaning of Code Section 424).
(b)    An Option will constitute an Incentive Stock Option only to the extent that (i) it is so designated in the applicable Award Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under this Plan and all other plans of the Company and its Subsidiaries) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Nonqualified Stock Option.
(c)    No Participant may receive an Incentive Stock Option under this Plan if, immediately after the grant of such Award, the Participant would own Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (determined in accordance with Code Section 422), unless (i) the exercise price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.
(d)    Any Incentive Stock Option granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Code Section 422. If an Incentive Stock

Option is exercised after the expiration of the exercise period that applies for purposes of Code Section 422, such Option shall thereafter be treated as a Nonqualified Option.
Section 7.    Stock Appreciation Rights
7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of SARs shall be evidenced by an Award Agreement.
7.2    Grant Price. The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the Fair Market Value of a Share as of the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A), and subject to adjustment as provided for under Section 4.4.
7.3    Term of SAR. The term of a SAR granted to a Participant shall be determined by the Committee; provided, however, no SAR shall be exercisable later than the tenth anniversary of its Grant Date. Notwithstanding the foregoing, an Award Agreement may provide that the term of a SAR shall be automatically extended if on the scheduled expiration date of such SAR the Participant’s exercise of such SAR would violate an applicable law or the Participant is subject to a “black-out” period; provided, however, that during such extended exercise period the SAR may only be exercised to the extent the SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such SAR first would no longer violate such law or be subject to such “black-out” period.
7.4    Exercise of SAR. A SAR shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
7.5    Notice of Exercise. A SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.
7.6    Settlement of SARs. Upon the exercise of a SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:
(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.
(b)    The number of Shares with respect to which the SAR is exercised.
Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement. Any Shares issued in payment of a SAR are subject to the transfer restrictions set forth in Section 15.3.
Section 8.    Restricted Stock

8.1    Grant of Restricted Stock. Subject to the terms and conditions of this Plan, Restricted Stock Awards may be granted to Participants in such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of Restricted Stock shall be evidenced by an Award Agreement.
8.2    Nature of Restrictions. Each grant of Restricted Stock may be subject to a requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock, and shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)    That the Shares of Restricted Stock may not be transferred in any fashion prior to their applicable vesting date,
(b)    That the Shares of Restricted Stock may vest only to the degree that specific performance goals are achieved,
(c)    That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved, or
(d)    That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service.
8.3    Delivery of Shares. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or Plan agent or by one or more stock certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry Shares shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Such vested Shares are subject to the transfer restrictions set forth in Section 15.3.
8.4    Voting Rights. Except as otherwise set forth in a Participant’s applicable Award Agreement, during the Period of Restriction, a Participant holding Shares of Restricted Stock shall have the right to exercise full voting rights with respect to such Shares.
8.5    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If permitted by the Award Agreement and a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.6    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan and a Restricted Stock Award Agreement entered into between the registered owner and Cousins Properties Incorporated, as well as the terms and conditions of applicable law. Copies of such plan and agreement are on file at the offices of Cousins Properties Incorporated.”
Section 9.    Restricted Stock Units
9.1    Grant of Restricted Stock Units. Subject to the terms and conditions of this Plan, Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of such number of Shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Period of Restriction. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.
9.2    Nature of Restrictions. Each grant of Restricted Stock Units shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)    That the Restricted Stock Units may not be transferred in any fashion, subject to Section 15.1;
(b)    That the Restricted Stock Units may vest only to the degree that specific performance goals are achieved;
(c)    That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved; or
(d)    That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service.
9.3    Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
9.4    Settlement and Payment of Restricted Stock Units. Unless otherwise elected by the Participant as permitted under the Award Agreement, or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest (or as soon as administratively practicable thereafter, but in no event later than 2 1/2 months after the end of the calendar year in which vesting occurs). Such settlement shall be made by delivery of Shares, a cash payment determined by reference to the then current Fair Market Value of

Shares, or a combination of Shares and cash, as determined in the sole discretion of the Committee, either by the terms of the Award Agreement or otherwise. Any Shares issued in settlement of Restricted Stock Units are subject to the transfer restrictions set forth in Section 15.3.
Section 10.    Performance Shares
10.1    Grant of Performance Shares. Subject to the terms and conditions of this Plan, Performance Shares may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Shares shall be evidenced by an Award Agreement.
10.2    Value of Performance Shares. Each Performance Share shall have a value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, shall determine the number of Performance Shares that shall vest, which may be greater than the target number of Performance Shares granted, and be paid to a Participant.
10.3    Earning of Performance Shares. After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant for the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.
10.4    Form and Timing of Payment of Performance Shares. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of Shares unless otherwise specified in the Award Agreement. Any Shares issued in settlement of Performance Shares are subject to the transfer restrictions set forth in Section 15.3.
Section 11.    Performance Units
11.1    Grant of Performance Units. Subject to the terms and conditions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Units shall be evidenced by an Award Agreement.
11.2    Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee. The Committee shall set performance goals that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, will determine the number of Performance Units that shall vest (which may be greater than the target number of Performance Units granted), the settlement value of each Performance Unit (if variable), and the settlement amount to be paid to the Participant.
11.3    Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.

11.4    Form and Timing of Payment of Performance Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares issued in settlement of Performance Units are subject to the transfer restrictions set forth in Section 15.3.
Section 12.    Other Stock-Based Awards and Cash-Based Awards
12.1    Grant of Other Stock-Based Awards and Cash-Based Awards.
(a)    Subject to the terms and conditions of this Plan, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan to a Participant in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.
(b)    The Committee may grant Cash-Based Awards not otherwise described by the terms of this Plan to a Participant in such amounts and upon such terms as the Committee shall determine.
(c)    Each grant of Other Stock-Based Awards and Cash-Based Awards shall be evidenced by an Award Agreement and/or subject to a subplan or special provisions approved by the Committee.
12.2    Value of Other Stock-Based Awards and Cash-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met and any service-based payment conditions are satisfied.
12.3    Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Awards shall be made in accordance with the terms of the applicable Award Agreement in the form of cash, Shares or other forms of Awards under this Plan or a combination of cash, Shares and other forms of Awards. The determination of the form in which Awards subject to this Section 12 will be paid shall be made by the Committee, unless the Committee chooses to provide in an applicable Award Agreement that a Participant may elect, in accordance with such procedures and limitations as the Committee may specify, the form in which such an Award will be paid. To the extent any Award subject to this Section 12 is to be paid in other forms of Awards under this Plan, such other form of Award issued in payment shall be valued for purposes of such payment at its fair value on the Grant Date of such Awards. If the Committee permits a Participant to elect to receive some or all of an amount that would otherwise be payable in cash under an Award subject to this Section 12 in Shares or other forms of Awards, the Committee may also provide in the applicable Award Agreement that the Fair Market Value of the Shares or the Grant Date fair value of the other forms of Awards may exceed the amount of cash that otherwise would have been payable.
Section 13.    Profits Interest Units

Subject to the terms and conditions of this Plan, Profits Interest Units in the form of LTIP Units of the Partnership (as authorized under Section 4.6 of the Partnership Agreement, or any successor or replacement provision) may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Awards of Profits Interest Units are intended to constitute a “profits interest” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43, with respect to a Participant who is rendering services to or for the benefit of the Partnership, including any subsidiary of the Partnership. Each grant of Profits Interest Units shall be evidenced by an Award Agreement and shall specify the conditions and dates upon which Profits Interest Units may be exchanged or redeemed for Shares, which date shall not be earlier than the date as of which the Profits Interest Units vest and become nonforfeitable. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose.
Section 14.    Effect of Termination of Service
Each Award Agreement evidencing the grant of an Award shall provide for the following: (a) the extent to which a Participant shall vest in or forfeit such Award as a result of or following the Participant’s Termination of Service; and (b) with respect to an Award in the form of an Option or SAR, the extent to which a Participant shall have the right to exercise the Option or SAR following the Participant’s Termination of Service. The foregoing provisions shall be determined by the Committee, shall be included in each Award Agreement entered into with each Participant, need not be uniform among all Award Agreements and may reflect distinctions based on the reasons for termination.
Section 15.    Transferability of Awards and Shares
15.1    Transferability of Awards. Except as provided in Section 15.2, Awards shall not be transferable other than by will or the laws of descent and distribution. No Awards shall be transferrable pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 15.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.
15.2    Committee Action. The Committee may, in its discretion, approve a Participant’s transfer, by gift, of an Award (except in the case of an ISO), on such terms and conditions as the Committee deems appropriate and to the extent permissible with Code Section 409A and applicable securities laws, (i) to an “Immediate Family Member” (as defined below) of the Participant, (ii) to an inter vivos or testamentary trust in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) to a charitable institution. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and this Plan, including restrictions on further transferability, compliance with applicable securities laws, and providing required investment representations. “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which any of these persons have more than fifty (50%) percent of the beneficial interest, a foundation in which any of these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50%) percent of the voting interests.

15.3    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.
Section 16.    Performance-Based Compensation
16.1    Performance-Based Compensation. The Committee, in its sole discretion, may designate any Award as Performance-Based Compensation upon grant.
16.2    Performance Measures. The performance goals upon which the grant, payment or vesting of an Award that is intended to qualify as Performance-Based Compensation are conditioned must be based on one or more of the following Performance Measures:
(a)     return over capital costs or increases in return over capital costs; (b) total earnings or the growth in such earnings; (c) consolidated earnings or the growth in such earnings; (d) earnings per share or the growth in such earnings; (e) net earnings or the growth in such earnings; (f) earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings; (g) earnings before interest and taxes or the growth in such earnings; (h) consolidated net income or the growth in such income; (i) the value of the Company’s stock or the growth in such value; (j) the Company’s stock price or the growth in such price; (k) return on assets or the growth on such return; (l) cash flow or the growth in such cash flow; (m) total shareholder return or the growth in such return; (n) expenses or the reduction of such expenses; (o) sales growth; (p) overhead ratios or changes in such ratios; (q) expense-to-sales ratios or the changes in such ratios; (r) economic value added or changes in such value added; (s) funds from operations (FFO); (t) level of investments, development starts, or leasing or disposition activity; or (u) such other Performance Measures selected by the Committee, in its reasonable discretion.
Any Performance Measure(s) may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company, or any Affiliate or Subsidiary as a whole or any business unit, division or segment of the Company or any Affiliate or Subsidiary or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 16.
Performance goals shall be established by the Committee as set forth in this Section 16, and shall be set forth in the applicable Award Agreement. With regard to a particular Performance Period, the Committee, in its sole discretion, shall, within the first 90 days of a Performance Period, determine the length of the Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance-Based Compensation Awards to be issued, and the Performance Measures that will be used to establish the performance goals. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the performance goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance-Based Compensation Awards earned for the period.
16.3    Evaluation of Performance. The Committee may provide in any Award intended to qualify as Performance-Based Compensation that any evaluation of performance may, among other things, include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses, (g) gains or losses on sales or dispositions, (h) events that are treated as unusual in nature or infrequent in their occurrence and which are disclosed in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders, and (i) any similar event or condition specified in such Award Agreement. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied.
16.4    Adjustment of Performance-Based Compensation. The Committee shall have no discretion to increase the amount payable pursuant to Awards that are intended to qualify as Performance-Based Compensation beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death or disability or a Change in Control. The Committee shall, however, retain the discretion to decrease the amount payable pursuant to such Awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.
Section 17.    Non-Employee Director Awards
17.1    Awards to Non-Employee Directors. The Committee shall approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement.
17.2    Awards in Lieu of Fees. The Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future Director fees (including but not limited to cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Committee may prescribe and set forth in an applicable subplan or Award Agreement. If the Committee permits a Participant to elect to receive payment of all or a portion of future director fees that would otherwise be payable in cash in the form of an Award, the Committee may also provide in the applicable Award Agreement that the Grant Date fair value of the Award may exceed the amount of cash that otherwise would have been payable.
17.3    Annual Award Limit. The maximum aggregate Grant Date fair value of equity-based Awards made in any fiscal year to any Non-Employee Director shall not exceed $750,000. Notwithstanding the foregoing, the annual award limit set forth in this Section 17.3 shall (a) solely apply to Awards granted under this Plan and (b) not apply to Shares or Share equivalents granted to a Non-Employee Director in lieu of all or any portion of such Non-Employee Director’s cash-

based Director fees. For purposes of this Section 17.3, the fair value of equity-based Awards shall be determined as of the Grant Date under applicable accounting standards.
Section 18.    Effect of a Change in Control
18.1    Default Vesting Provisions. Unless otherwise provided for in an Award Agreement, and except to the extent that an Award meeting the requirements of Section 18.2(a) (a “Replacement Award”) is provided to the Participant pursuant to Section 4.4 to replace an existing Award (the “Replaced Award”), upon a Change in Control, all then-outstanding Awards shall vest in accordance with paragraphs (a), (b) and (c) below.
(a)    Outstanding Options and SARs. Upon a Change in Control, a Participant’s then-outstanding Options and SARs that are not vested shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied at target performance or if greater, based on actual performance as of the date of such Change in Control) and, subject to Section 18.3, exercisable over the exercise period set forth in the applicable Award Agreement.
(b)    Outstanding Awards, other than Options and SARs, Subject Solely to a Service Condition. Upon a Change in Control, subject to Section 18.3, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Subsidiary or Affiliate shall become fully vested and shall be settled in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A).
(c)    Outstanding Awards, other than Options and SARs, Subject to a Performance Condition. Upon a Change in Control, subject to Section 18.3, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved, or if greater, based on actual performance as of the date of such Change in Control. Notwithstanding that the applicable Performance Period, retention period or other restrictions and conditions have not been completed or satisfied, such Awards shall be settled pro rata, based on the proportion of the applicable Performance Period that lapsed through the date of the Change in Control, in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A).
18.2    Definition of Replacement Award.
(a)    An Award shall meet the conditions of this Section 18.2(a) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (or, it is of a different type as the Replaced Award, provided that the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) its terms and conditions comply with Section 18.2(b); and (v) its other terms and conditions are not less favorable to the holder of the Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 18.2(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are Options or SARs by reference to either their intrinsic value or their fair value.
(b)    Upon an involuntary termination of service of a Participant (i) by the Company other than for Cause, or (ii) to the extent specifically permitted in the Participant’s Award Agreement, a termination by the Participant for Good Reason”, in either case occurring within the Protection Period, unless otherwise specified in the award agreement and approved by the Committee as constituted prior to the Change in Control, all Replacement Awards held by the Participant shall become fully vested and free of restrictions and, in the case of Replacement Awards in the form of (x) stock options or stock appreciation rights shall be fully exercisable, (y) performance-based Awards shall be deemed to be satisfied at target level performance and paid pro rata (based upon the proportion of the applicable Performance Period that has lapsed through the date of the Participant’s involuntary termination of service) upon or within 60 days of such termination of service, or (z) service-based Awards (other than stock options or stock appreciation rights) shall be paid upon or within 60 days of such termination of service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Code Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Code Section 409A.
18.3    Cashout of Awards.
(a)    Unless otherwise provided for in an Award Agreement, in the event of a Change in Control, with respect to any outstanding Option or Stock Appreciation Right, the Committee shall have discretion to cause a cash payment to be made to the person who then holds such Option or Stock Appreciation Right, in lieu of the right to exercise such Option or Stock Appreciation Right or any portion thereof. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount by which (i) the aggregate Fair Market Value (on the date of the Change in Control) of the Shares that are subject to such Option or Stock Appreciation Right exceeds (ii) the aggregate Exercise Price or Grant Price (as applicable) of such Shares under such Option or Stock Appreciation Right. If the aggregate Fair Market Value (on the date of the Change in Control) of the Shares that are subject to such Option or Stock Appreciation Right is less than the aggregate Exercise Price or Grant Price (as applicable) of such Shares under such Option or Stock Appreciation Right, such Option or Stock Appreciation Right shall be cancelled without any payment.
(b)    Unless otherwise provided for in an Award Agreement, in the event of a Change in Control, with respect to an Award (other than an Option or Stock Appreciation Right) that would otherwise be payable in Common Shares, the Committee shall have discretion to cause the payment of such Award to be made in cash instead of Shares. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the aggregate Fair Market Value, on the date of the Change in Control, of the Shares that would otherwise then be payable under such Award.

(c)    In the event the terms of a Change in Control transaction impose an escrow, holdback, earnout or similar condition on payments to shareholders of the Company, the Committee may, in its discretion, require that amounts payable to Participants under or with respect to any Award in connection with such transaction also be subject to escrow, holdback, earnout or similar conditions on similar terms and conditions as such provisions apply to the shareholders of the Company, provided, however, that any such payments are required to be made by the fifth anniversary of the transaction.
Section 19.    Dividends and Dividend Equivalents
19.1    Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award to the extent the Award is not yet vested. If the Committee grants the right of a Participant to receive dividends declared on unvested Shares of Restricted Stock, then such dividends shall be paid to the Participant as of the applicable dividend payment dates or such other dates as determined by the Committee and set forth in the applicable Award Agreement; provided however, that in the case of an Award of Restricted Stock as to which vesting depends upon the satisfaction of one or more performance conditions, such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.
19.2    Payment of Dividend Equivalents on Awards Other than Options, SARs and Restricted Stock. Except for Options, SARs and Restricted Stock, the Committee may grant Dividend Equivalents on the units or other Share equivalents subject to an Award based on the dividends actually declared and paid on outstanding Shares. The terms of any Dividend Equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such Dividend Equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend Equivalents payable with respect to the unvested portion of an Award shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.
Section 20.    Beneficiary Designation
The Committee may, from time to time, establish procedures it deems appropriate for a Participant to name a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing, including electronically, with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.
Section 21.    Rights of Participants
21.1    Employment and Service. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Participant’s employment with, or provision of service to, the Company or any Subsidiary or Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue the Participant’s employment or service as a Director for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment or service contract with the Company or any Subsidiary or Affiliate and, accordingly, subject to Sections 3 and 22, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board or Committee without giving rise to any liability on the part of the Company, any Subsidiary, the Committee or the Board.
21.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
21.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Section 22.    Amendment and Termination
22.1    Amendment and Termination of this Plan and Awards.
(a)    Subject to subparagraphs (b) and (c) of this Section 22.1, Section 22.3 and Section 22.4 of this Plan, the Board may at any time amend, suspend or terminate this Plan, and the Board or Committee may at any time amend, suspend or terminate any outstanding Award Agreement.
(b)    Without the prior approval of the Company’s shareholders and except as provided for in Section 4.4, no Option or SAR Award may be (i) amended to reduce the Exercise Price or the Grant Price thereof, as applicable; (ii) cancelled in exchange for the grant of any new Option or SAR with a lower Exercise Price or Grant Price, as applicable; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the Exercise Price of the Option or the Grant Price of the SAR is greater than the current Fair Market Value of a Share.
(c)    Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required (as provided below or otherwise) pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, or applicable U.S. federal laws or regulations, including but not limited to, the then-applicable requirements of Rule 16b-3 of the Exchange Act or any requirements under the Code relating to ISOs. Amendments to the Plan that require shareholder approval include, but are not limited to: (i) except as is provided in Section 4.4, an increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4; (ii) a change the class of persons eligible to receive Awards under the Plan; or (iii) an extension of the duration of the Plan or the maximum period during which Options or SARs may be exercised.
22.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.
(a)    Except as may be limited by Section 16 with respect to Awards intended to qualify as Performance-Based Compensation, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.
(b)    Any subplan may provide that the Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award granted under such subplan below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.
(c)    The determination of the Committee (or its authorized delegate, if applicable) as to any adjustments made pursuant to subparagraphs (a) and (b) above shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 22.2 without further consideration or action.
22.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 22.2 and 22.4, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
22.4    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend this Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to (i) any law relating to plans of this or similar nature (including, but not limited to Code Section 409A), and to the administrative regulations and rulings promulgated thereunder, (ii) any applicable stock exchange requirements and (iii) any compensation recoupment policy adopted by the Company. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 22.4 to this Plan and any Award without further consideration or action.
22.5    Deferred Compensation.
(a)    It is intended that any Award under this Plan shall either be exempt from, or shall comply (in form and operation) with, Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Code Section 409A, it shall be paid in a manner that is intended to comply with Code Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Code Section 409A shall be deemed to be amended to comply with Code Section 409A and to the extent such provision cannot be amended to comply therewith for any reason, such provision shall be null and void.
(b)    Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award, and/or Other Stock-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee provides in an Award Agreement that a Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award, or Other Stock-Based Award is intended to be subject to Section 409A of the Code, the

Award Agreement shall include terms that are intended to comply in all respects with Section 409A of the Code.
(c)    Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Code Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Code Section 409A) as a result of such employee’s separation from service (other than a payment that is not subject to Code Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead commence (in a manner set forth in the Award Agreement) upon expiration of such delay period.
(d)    The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to interest or penalties with respect to Code Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participant and not with the Company. Notwithstanding any provision of the Plan and/or Award Agreement to the contrary, the Company does not make any representation to any Participant or beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.
Section 23.    General Provisions
23.1     Forfeiture Events.
(a)    In addition to the forfeiture events specified in paragraph (b) below, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Termination of Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries.
(b)    Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, or stock exchange listing requirement, or any policy adopted by the Company or determined by the Committee and set forth in the applicable Award Agreement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or any policy adopted by the Company or determined by the Committee and set forth in the applicable Award Agreement, and the Committee, in its sole and exclusive discretion, may require that any Participant reimburse the Company all or part of the amount of any payment in settlement of any Award granted hereunder.
23.2    Tax Withholding.
(a)    Tax Withholding Generally. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of the grant, vesting, exercise or settlement of an Award to the Participant under this Plan.
(b)    Share Withholding. Unless otherwise required by the Committee, the Company may withhold, or permit a Participant to elect to have withheld, from a payment in Shares the number of Shares having a Fair Market Value equal to the amount required to be withheld to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, or such greater amount up to the maximum statutory withholding rate under applicable law as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment as determined by the Committee.
23.3    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
23.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
23.5    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
23.6    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3, as promulgated under Section 16 of the Exchange Act, so that Participants will be entitled to the benefit of Rule 16b-3 (or any successor provisions) and will not be subject to short-swing liability under Section 16 of the Exchange Act. If any provision of this Plan would conflict with this intent, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
23.7    Delivery of Shares. The Company shall have no obligation to issue or deliver Shares under this Plan prior to:
(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
23.8    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or deliver such Shares as to which such requisite authority shall not have been obtained.

23.9    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
23.10    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiaries or Affiliates operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:
(a)    Determine which Subsidiaries and Affiliates shall be covered by this Plan;
(b)    Determine which Employees or Directors outside the United States are eligible to participate in this Plan;
(c)    Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;
(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 23.10 by the Committee shall be attached to this Plan document as appendices; and
(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
23.11    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
23.12    Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries or Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary or Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or the Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or the Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
23.13    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
23.14    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
23.15    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
23.16    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or Affiliate to take any action that such entity deems to be necessary or appropriate.
23.17    Governing Law and Construction. This Plan and each Award Agreement shall be governed by the laws of the state of Georgia excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Georgia to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement. This Plan shall be construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”). No Award shall be granted, and with respect to any Award granted under this Plan, such Award shall not vest, be exercisable, or be settled: (i) to the extent that the grant, vesting, or settlement of such Award could cause the Participant or any other person to be in violation of the ownership limit or any other provision of the Company’s organizing documents; or (ii) if, in the discretion of the Committee, the grant, vesting, or settlement of such Award could impair the Company’s status as a REIT.
23.18    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.
23.19    No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, Subsidiaries, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
23.20    Indemnification. Subject to requirements of the laws of the state of Georgia, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company or other person to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful or gross misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
23.21    Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
23.22    Deferrals. Subject to applicable law, the Committee may from time to time establish procedures pursuant to which a Participant may defer on an elective or mandatory basis receipt of all or a portion of the cash or Shares subject to an Award on such terms and conditions as the Committee shall determine, including those of any deferred compensation plan of the Company or any Subsidiary or Affiliate specified by the Committee for such purpose.
23.23    Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company may share such information with any Subsidiary or Affiliate, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Subsidiary or Affiliate or any division respectively thereof.
23.24    Right of Offset. Subject to applicable legal requirements, including Code Section 409A, the Company and its Subsidiaries and Affiliates shall have the right to offset against the obligations to make payment or issue any Shares to any Participant under this Plan, any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company, Subsidiary or Affiliate pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Company or a Subsidiary or Affiliate and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.